Exhibit 3.2
CERTIFICATE OF CORRECTION
TO THE
CERTIFICATE OF DESIGNATIONS, POWERS, PREFERENCES AND RIGHTS
OF THE
SERIES A-1 CONVERTIBLE PREFERRED STOCK
(par value $0.01 per share)
OF
ONLINE RESOURCES CORPORATION
     Online Resources Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:
     1. The name of the Corporation is Online Resources Corporation.
     2. A Certificate of Designations, Powers, Preferences and Rights of the Series A-1 Convertible Preferred Stock (par value $0.01 per share) (the “Certificate of Designations”) was filed with the Secretary of State of the State of Delaware on July 3, 2006, which did not accurately reflect the corporate action taken and, therefore, the Certificate of Designations requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware (“DGCL”).
     3. In accordance with the requirements of the DGCL and pursuant to authority expressly vested in the Corporation’s Board of Directors by the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, the Board of Directors authorized a series of Series Preferred Stock of the Corporation designated Series A-1 Convertible Preferred Stock, par value $0.01 per share (the “Series A-1 Preferred”). The terms of such Series A-1 Preferred include an amount accruing with respect to a share of Series A-1 Preferred defined as the “Accruing Amount,” which amount is to accrue at the simple rate of eight percent (8%) per annum. The definition of “Accruing Amount” in the Certificate of Designations included the accrual at the simple rate of eight percent (8%) per annum but inadvertently also included an incorrect reference to quarterly compounding on the last day of each calendar quarter with respect to such accruing amount. The Certificate of Designations is corrected by replacing the definition of “Accruing Amount” in its entirety in Section 3(a) of the Certificate of Designations with the following:
The “Accruing Amount” with respect to a share of Series A-1 Preferred is equal to an amount accruing at the simple rate of eight percent (8%) per annum of the Original Issue Price of the Series A-1 Preferred, as measured from the date on which the first share of Series A-1 Preferred was first issued (the “Original Issue Date”).
[Signature page follows]

     IN WITNESS WHEREOF, this Certificate of Correction has been executed this 2nd day of August, 2006.

ONLINE RESOURCES CORPORATION

By:	/s/ Catherine A. Graham

Catherine A. Graham
Executive Vice President and Chief Financial Officer